Exhibit 7.08

LETTER AGREEMENT

Dated August 14, 2023

Kingstown Capital Management L.P.

Kingstown Management GP LLC

Kingstown Capital Partners LLC

167 Madison Avenue, Suite 205 #1033

New York, NY 10016

Ladies and Gentlemen:

Kingstown Capital Management L.P. (“KCM”), Kingstown Management GP LLC (“KMGP”), Kingstown Capital Partners LLC (“KCP”) Michael Blitzer, Co-Chief Investment Officer of KCM and a Managing Member of KMGP and KCP, and Guy Shanon, Co-Chief Investment Officer of KCM and a Managing Member of KMGP and KCP, wish to enter into this letter agreement (this “Letter Agreement”) to provide that, from and after the date of this Letter Agreement:

(i)	Mr. Blitzer irrevocably relinquishes to Mr. Shanon, any and all voting power and dispositive power over securities of Intuitive Machines, Inc. (f/k/a Inflection Point Acquisition Corp.) (the “Issuer”) held by entities managed or controlled by KCM, KMGP and/or KCP that Mr. Blitzer may otherwise have or be deemed to have by virtue of his roles as Co-Chief Investment Officer of KCM and a Managing Member of KMGP and KCP;

(ii)	Mr. Blitzer is no longer serving on the board of directors of the Issuer (the “Board”) as an agent of KCM, KMGP, KCP, Mr. Shanon or any entities managed or controlled by any of them; and

(iii)	Mr. Blitzer will not share or offer to share, and none of KCM, KMGP, KCP, Mr. Shanon nor any entities managed or controlled by any of them will request, confidential information of the Issuer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree and covenant as follows:

From and after the date of this Letter Agreement:

1.	Mr. Blitzer irrevocably relinquishes to Mr. Shanon, any and all voting power and dispositive power over securities of the Issuer held by entities managed or controlled by KCM, KMGP and/or KCP that Mr. Blitzer may otherwise have or be deemed to have by virtue of his roles as Co-Chief Investment Officer of KCM and a Managing Member of KMGP and KCP;

2.	Mr. Blitzer now serves on the Board in his individual capacity and is no longer serving on the Board in his capacity as Co-Chief Investment Officer of KCM and a Managing Member of KMGP and KCP, or as an agent of, KCM, KMGP, KCP, Mr. Shanon or any entities managed or controlled by any of them.

3.	Mr. Blitzer does not and will not serve on the Board to protect or promote the interests of KCM, KMGP, KCP, Mr. Shanon or any entities managed or controlled by any of them (except insofar as Mr. Blitzer is seeking to enhance the Issuer’s business activities for the benefit of all stockholders collectively).

4.	Mr. Blitzer does not and will not share or offer to share, and none of KCM, KMGP, KCP, Mr. Shanon or any entities managed or controlled by any of them will request or otherwise seek from Mr. Blitzer, confidential information of the Issuer or its subsidiaries.

5.	Mr. Blitzer does not and will not exercise or influence dispositive or voting power over the securities of the Issuer held by KCM, KMGP, KCP, Mr. Shanon or any entities managed or controlled by any of them.

6.	KCM, KMGP, KCP, Mr. Shanon and the entities managed or controlled by any of them do not and will not influence or seek to influence Mr. Blitzer’s decisions in his capacity as a director.

This Letter Agreement supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by, and construed in accordance with the laws of, the State of New York.

This Letter Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Letter Agreement or any document to be signed in connection with this Letter Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

No amendment or waiver of any provision of this Letter Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto. No amendment or waiver of any provision of this Letter Agreement shall be effective until the sixty-first day after the date such amendment or waiver is signed by the parties hereto.

[Signature Page Follows]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Letter Agreement by signing in the space provided below.

Very truly yours,

/s/ Michael Blitzer
Michael Blitzer

[Signature Page to Letter Agreement]

Confirmed and accepted:

KINGSTOWN CAPITAL MANAGEMENT L.P. By: Kingstown Management GP LLC, its general partner

/s/ Guy Shanon
Name:	Guy Shanon
Title:	Managing Member

KINGSTOWN MANAGEMENT GP LLC

/s/ Guy Shanon
Name:	Guy Shanon
Title:	Managing Member

KINGSTOWN CAPITAL PARTNERS LLC

/s/ Guy Shanon
Name:	Guy Shanon
Title:	Managing Member

/s/ Guy Shanon
Name:	Guy Shanon

[Signature Page to Letter Agreement]

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